Exhibit 99.1

Howard Bancorp, Inc. Reports Third Quarter 2018 Results

Company Reports Improved Earnings, Loan Growth and Funding Remix

BALTIMORE--(BUSINESS WIRE)--October 24, 2018--Howard Bancorp, Inc. (Nasdaq: HBMD), the parent company of Howard Bank, reported its financial results for the quarter ending September 30, 2018. A summary of results for and other developments during the quarter ended September 30, 2018 is as follows:

  Net income equaled $3.98 million and earnings per basic share (EPS) was $0.21 as the company experienced lower operating and merger related expenses.
  Third quarter sequential loan growth equaled 1% reflecting our focus on growth in commercial and industrial loans (increasing 3.8%) while managing commercial real estate levels. Non-performing asset levels improved.
  Deposits grew 4% sequentially during the quarter as we focused our funding on local customers (CDs at comparable rates) and repaid FHLB advances.
  Net interest margin (NIM) improved to 3.91% on a stated basis and was 3.66% excluding fair value adjustments on loans.
  Cost savings from the merger are on track to exceed initial estimates.

During the first nine months of 2018, Howard Bancorp continued with its strategic growth plan by organically growing assets loans and deposits, while also successfully achieving growth via acquisition. Chairman and CEO MaryAnn Scully stated, “The transformational acquisition of First Mariner is proceeding according to plan. This quarter begins to show the continuing value added diversification of loans to commercial and industrial (C&I), away from the acquired residential loans in both the Howard and the First Mariner portfolios and helping to offset the cyclical trends in the non-owner occupied interim financing sector. The quarter shows the continuation of a strong transactional deposit base and the ability of the company to maintain clients in the highest quality accounts while shifting non transaction account funding away from more volatile sources into core deposits.”

Chairman Scully continued, “The quarter results show both less volatile sources of non-interest income and significant reduction in expenses following the second quarter conversion, elimination of redundancies and branch closures. Repositioning the loan portfolio as well as the core deposit base to be less reliant on borrowings will continue to be a priority and the bank continues to move forward on further cost reductions centered around occupancy costs and contract renegotiations. Therefore, the scale achieved by our recent activities positions us well for that targeted sustainably higher quality of earnings. As the industry continues to consolidate in Maryland with more out of state competitors, our position as the largest Greater Baltimore headquartered depository and the one most clearly focused on serving other locally headquartered businesses is unique and provides enormous value to all of our stakeholders.”

For the Three Months Ended September 30, 2018

Financial Condition

Total assets of $2.15 billion decreased by $28.8 million or 1% during the third quarter of 2018, with total loans reflecting net growth of nearly $14.5 million or 1%. As noted above, our core category of C&I loans increased by $12.8 million during the quarter, and we supplemented this organic growth with a $20 million purchase of a pool of variable rate student loans which lead to an increase in our consumer loans of $15.2 million for the third quarter. Unfortunately, partially offsetting this core organic and acquired loan growth was a decline in our residential loans of $12.4 million during the third quarter and a small decline in the commercial real estate (CRE) loan portfolio which dropped by $4.5 million. The Bank’s strategy is to reduce the overall composition of residential loans through growth in other categories, but we are actively planning to maintain the current level of the residential portfolio rather than experience any declines. The resulting modest quarterly portfolio loan growth was influenced by a large increase in volume of non-owner occupied CRE loans that were paid off during the quarter due to the cyclical influences. The level of loans originated during the quarter was comparable to historic origination levels, but this quarter, these were offset by unscheduled payoffs not related to renewal but rather related to sales of properties to new investors with non-bank financing sources. Loans held for sale, which are loans that are maintained on our balance sheet for a short period between when the mortgage loans are originated with the customer, and when they are sold to secondary market investors, also declined from $56.0 million at June 30, 2018 to $28.3 million at September 30, 2018, a reduction of $27.7 million or 50%.

On the funding side, total deposits of $1.624 billion increased by $59.0 million or 4% during the third quarter of 2018. The $59.0 million increase in total deposits during the third quarter was driven by a promotional campaign to grow CD balances. This CD campaign was executed during the third quarter, and resulted in growth in CD balances of $89.4 million comparing September 30, 2018 to June 30, 2018. Our savings and money market balances declined by $22.2 million or 4% during the quarter, with much of this decline resulting from former money market customers transferring their funds into the promotional CD’s. The weighted average cost of this CD campaign was approximately the same as the incremental cost of borrowings. With the net increase in deposits of $59.0 million and the decline in total asset levels for the quarter, we reduced the level of borrowed funds by $88.7 million or 28% during the third quarter of 2018.

Results of Operations

With the acquisition closing on March 1, 2018, and systems conversion during the second quarter, the third quarter operating results were not significantly impacted by the acquisition and post-merger activities. In general, most of the restructuring of the operations, and the majority of costs of the merger along with operational cost reductions had been executed upon by the end of the second quarter of 2018. Thus, we believe that except for approximately $500 thousand in operating costs that occurred in the early part of the third quarter, the overall results for the third quarter reflect the core operating results achieved to date post-acquisition. For the third quarter of 2018, we had net income of $3.98 million compared to net income of $1.71 million for the third quarter of 2017 and a net loss of $2.28 million for the second quarter of 2018.

The third quarter of 2018 reflected $18.6 million in net interest income compared to the $17.9 million for the second quarter of 2018, an increase of $767 thousand or 4%. Our 3.91% NIM for the third quarter of 2018 while for the second quarter of 2018 our NIM was 3.84%. Because of the additional interest income from purchase accounting adjustments, the NIM can fluctuate from period to period. The following table represents the NIM as reported each quarter, and the stable NIM excluding the impact of the additional interest income due to the purchase accounting measures:

	2018			2017
	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Excluding Fair Value Loan Impact	3.66%	3.74%	3.51%	3.67%	3.71%	3.66%	3.66%

As Reported	3.91%	3.84%	3.55%	3.71%	3.76%	3.77%	3.68%

(1)

The core NIM excludes the impact of purchase accounting adjustment toward net interest income and is a non-GAAP financial measure. For a reconciliation of this non-GAAP financial measure to its comparable GAAP measure, see the final page of this press release

Non-interest income of $3.9 million for the quarter was $1.8 million or 31% lower than the $5.6 million recorded in the second quarter of 2018. Similar to the nine month results described above, the traditional banking sources of noninterest revenues increased by $142 thousand or 7%, while mortgage banking revenues declined by $1.9 million or 53% for the third quarter compared to the second quarter of 2018.

Non-interest expenses of $16.4 million decreased by $8.7 million or 35% compared to the $25.1 million recorded in the second quarter of 2018. Both the second and third quarters of 2018 were impacted by expenses relating to the merger, so excluding merger costs, total non-interest expenses of $16.6 million for the third quarter of 2018 were $2.8 million or 15% less than the core expenses of $19.4 million in the second quarter of 2018. As is reflected in the financial tables at the end of this release, there were meaningful reductions in nearly every category, however, quarterly reductions in the compensation and occupancy of $1.2 million and $627 thousand, respectively, accounted for nearly two-thirds of the cost reductions. Our expense base and our efficiencies continue to be challenged by the relative inefficiencies of our mortgage operations with $2.6 million of our total of $16.4 million of our costs associated with our mortgage division. Our goal to achieve a focused local mortgage operation generating modestly accretive earnings is seeing some signs of success as costs in the mortgage division have declined from $4.3 million for the second quarter of 2018 to the $2.6 million in the third quarter.

Largely because of the earnings for the third quarter, our total equity of $293.6 million increased by $4.1 million compared to $289.5 million at June 30, 2018. We remain well capitalized under the regulatory guidelines, and our leverage ratio increased from 8.76% at the end of the second quarter to 8.86% for September 30, 2018, and total risk based capital increased from 10.83% to 11.01% for the same periods.

For the Nine Months Ended September 30, 2018

Financial Condition

During the first nine months of 2018, Howard Bancorp continued with its strategic growth plan by organically growing assets, loans and deposits, while also successfully achieving growth via acquisition. Primarily because of the acquisition of First Mariner in March of 2018, total assets increased by $1.00 billion or 87%, from $1.15 billion at December 31, 2017 to $2.15 billion at September 30, 2018. Similarly, portfolio loans at September 30, 2018 were $1.6 billion, which was $688 million or 73% higher than at the end of 2017. Total deposits of $1.6 billion, represented an increase of $761 million or 88% over December 31, 2017, while transaction deposits increased by $329 million or 113% over the same period. In addition to the increase in loan levels, our investment securities, cash levels and Bank Owned Life Insurance (BOLI) investments increased by $55 million, $73 million and $45 million, respectively. The only category of assets to show any meaningful decline for the first nine months of 2018 were our loans held-for-sale, which declined by $13.9 million or 33% as we have intentionally sought to reduce the levels of originations throughout 2018.

Primarily because of the equity consideration paid in the acquisition, our total equity increased by $161 million or 122% when comparing September 30, 2018 to December 31, 2017, and we remain well capitalized given each of the regulatory guidelines.

From an asset quality position, the level of nonperforming loans to total loans increased from 1.41% at the end of 2017, to 1.69% at September 30, 2018 given the additional nonperforming loans from the acquisition, while the level of nonperforming assets to total assets experienced a similar increase from 1.28% at December 31, 2017 to the current level of 1.46% at the end of the September 2018. To assist in the comparison, on a stand-alone basis, First Mariner nonperforming loans to total loans were 2.70% at December 31, 2017, and nonperforming assets to total assets were 2.25%. We have been actively working to reduce the level of nonperforming assets, and have experienced a decline in the combined portfolio from March 31, 2018 which had nonperforming loans to total loans of 1.89% and nonperforming assets to total assets of 1.67%.

Results of Operations

Because the acquisition closed on March 1, 2018, the year-to-date net interest income results only include the contribution of First Mariner since the date of the acquisition, and not for the entire nine month period. Comparing the September 30, 2018 year-to-date income (which included seven months of combined operations) with the first nine months of 2017, net interest income increased by $20.7 million or 74% for 2018, with an increase in interest income of $26.3 million or 83% offset by an increase in interest expense of $5.6 million or 152%. The majority of the increase in net interest income was driven by the large growth in earning assets, deposits, and borrowings from the acquisition. From a net interest margin perspective, the NIM remained relatively unchanged with the NIM for the first nine months of 2017 of 3.74% compared to a NIM of 3.79% for the first nine months of 2018.

The provision for credit losses for the first nine months of 2018 of $3.2 million compares to a provision expense of $1.0 million for the first nine months of 2017. The increase in the provision is due to both an increase in the general allowance on a portfolio that is nearly double in size, mostly from acquired performing loans, along with some specific reserves and higher charge-off levels on a small subset Howard Bank legacy loans.

Non-interest income of $14.2 million for the first nine months of 2018 was $678 thousand or 5% lower than the $14.9 million recorded in the first nine months of 2017 despite a proactive rightsizing of the sources of the more volatile mortgage revenue. The 2018 mix of non-interest income while down slightly is much more stable. Traditional banking related sources, such as service charges on deposits, transaction fees and BOLI income were $5.3 million for the first nine months of 2018 compared to $2.5 million for the first nine months of 2017, representing an increase of $2.8 million or 108%. The additional deposit accounts as well as the increased BOLI investment from the acquisition are responsible for the majority of the increase. Partially offsetting the banking related increase was a decline in mortgage banking revenues for the first nine months of 2018. Total mortgage banking revenues fell from $12.3 million for the first nine months of 2017 to $8.9 million for the first nine months of 2018. These declines represent the intended de-emphasis of mortgage banking announced at the time of the acquisition as well as the discontinuation of the national leads-based Consumer Direct mortgage unit in April of 2018, and these reductions negatively impacted mortgage revenues. In addition to the obvious impact of lower origination levels on revenues, it should be noted that we account for both our loans held for sale as well as our interest rate locks using the fair value approach, and under this methodology, revenues are negatively impacted when the levels of either loans held for sale or the levels of interest rate locks decline. Until the first quarter of 2018, these levels included the contributions of both our retail purchase money group and our Consumer Direct unit, as well as the levels of loans held for sale and interest rate locks issued by the prior First Mariner mortgage team. Because of the overall reduction in the levels of originations and the closing of our Consumer Direct unit, the September 30, 2018 levels of loans held for sale and interest rate locks were declining steadily throughout the first nine months of 2018. These volume declines resulted in a reduction in revenues of $1.95 million solely from fair value measurement for the first nine months of 2018 while for the same nine month period of 2017, fair value measures added $342 thousand to mortgage revenues. This $2.2 million revenue difference from fair value measurement is the natural result of the reductions in overall origination activities, and highlights that this type of volatility in revenues is one of the reasons behind the decision to substantially reduce and focus the mortgage operations.

Non-interest expenses of $64.7 million for the first nine months of 2018 were higher than the $33.4 million in expenses for the first nine months of 2017 by $31.3 million or 94%, and included $15.5 million of expenses that were related to the merger with First Mariner. Excluding the merger related expenses, total expenses increased by $16.3 million or 49% over the expenses incurred in 2017. As we noted at the time the acquisition was announced, we anticipated cost savings targets of approximately 37% of the First Mariner expense base. We have identified and executed upon the cost savings that should allow us to exceed our previously estimated 37% of cost savings from the merger, however, given the timing of the closing of the merger in March, and the systems conversion in May, the first half of 2018 did not materially benefit from the ability to execute upon those savings initiatives, while the third quarter of 2018 expenses recognized the impact of those cost savings strategies. As noted earlier, we estimate that third quarter operating expense of $16.6 million included approximately $500 thousand of residual operating expenses relating to the acquisition. This $16.6 million in operating expenses is 74% of the combined non-interest expenses of Howard and First Mariner for the third quarter 2017, and represents a cost savings rate of 54% of the First Mariner total expenses for the third quarter of 2017.

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to Howard’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond Howard’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which Howard operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; Howard’s level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of Howard’s operations including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; Howard’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; any impairment of Howard's goodwill or other intangible assets; system failure or cybersecurity breaches of the Company's network security; the Company's ability to recruit and retain key employees; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, including those discussed in the Howard’s Form 10-K for the year ended December 31, 2017 and other documents filed by Howard with the Securities and Exchange Commission from time to time. Forward-looking statements are as of the date they are made, and Howard does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Howard.

HOWARD BANCORP, INC.

	Nine months ended		Three months ended
(Dollars in thousands, except per share data.)	Sept 30,		Sept 30	Jun 30	Sept 30
Income Statement Data:	2018	2017	2018	2018	2017
Interest income	$57,961	$31,688	$22,436	$21,165	$11,112
Interest expense	9,286	3,685	3,789	3,284	1,357
Net interest income	48,675	28,003	18,647	17,881	9,755
Provision for credit losses	3,241	1,031	696	1,425	491
Noninterest income	14,177	14,855	3,856	5,616	5,104
Merger and restructuring expenses	15,461	378	(212)	5,698	378
Other noninterest expense	49,227	32,974	16,608	19,443	11,259
Pre-tax income/(loss)	(5,077)	8,475	5,411	(3,069)	2,731
Federal and state income tax expense/(benefit)	(1,103)	3,158	1,432	(791)	1,018
Net income/(loss)	(3,974)	5,317	3,979	(2,278)	1,713

Per share data and shares outstanding:
Net income/(loss) per common share-basic	$(0.23)	$0.56	$0.21	$(0.12)	$0.17
Book value per common share at period end	$15.42	$13.28	$15.42	$15.23	$13.28
Tangible book value per common share at period end	$11.00	$13.03	$11.00	$10.79	$13.03
Average common shares outstanding	17,058,217	9,468,577	19,025,855	19,002,851	9,808,542
Shares outstanding at period end	19,033,864	9,811,992	19,033,864	19,008,960	9,811,992

Financial Condition data:
Total assets	$2,153,419	$1,132,533	$2,153,419	$2,182,249	$1,132,533
Loans receivable (gross)	1,624,484	892,213	1,624,484	1,609,978	$892,213
Allowance for credit losses	(7,224)	(5,661)	(7,224)	(6,619)	$(5,661)
Other interest-earning assets	274,978	176,210	274,978	299,630	$176,210
Transaction deposits	618,299	280,316	618,299	626,511	$280,316
Total deposits	1,624,629	862,085	1,624,629	1,565,644	$862,085
Borrowings	227,953	135,023	227,953	316,688	$135,023
Total shareholders' equity	293,550	130,313	293,550	289,470	$130,313
Common equity	293,550	130,313	293,550	289,470	$130,313

Average assets	$1,940,469	$1,059,262	$2,157,797	$2,132,150	$1,090,277
Average shareholders' equity	256,050	121,718	291,005	289,211	127,787
Average common shareholders' equity	256,050	121,718	291,005	289,211	127,787

Selected performance ratios:
Return on average assets	(0.27)%	0.67%	0.73%	(0.43)%	0.62%
Return on average common equity	(2.07)%	5.86%	5.43%	(3.16)%	5.32%
Net interest margin(1)	3.79%	3.74%	3.91%	3.84%	3.76%
Efficiency ratio(2)	102.92%	77.82%	72.86%	107.00%	78.32%

Asset quality ratios:
Nonperforming loans to gross loans	1.69%	1.46%	1.69%	1.78%	1.46%
Allowance for credit losses to loans	0.44%	0.63%	0.44%	0.41%	0.63%
Allowance for credit losses to nonperforming loans	26.33%	43.50%	26.33%	23.08%	43.50%
Nonperforming assets to loans and other real estate	1.94%	1.69%	1.94%	2.03%	1.69%
Nonperforming assets to total assets	1.46%	1.34%	1.46%	1.50%	1.34%

Capital ratios:
Leverage ratio	8.86%	11.74%	8.86%	8.76%	11.74%
Tier I risk-based capital ratio	10.39%	13.40%	10.39%	10.24%	13.40%
Total risk-based capital ratio	11.01%	14.36%	11.01%	10.83%	14.36%
Average equity to average assets	13.20%	11.49%	13.49%	13.56%	11.72%

(1)	Net interest margin is net interest income divided by average earning assets.
(2)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share amounts)	PERIOD ENDED
	Sept 30,	June 30,	March 31,	December 31,	Sept 30,
	2018	2018	2018	2017	2017
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$101,292	$103,678	$76,570	$28,856	$50,715
Federal Funds Sold	366	363	968	116	495
Total cash and cash equivalents	101,657.89	104,041	77,538	28,972	51,210

Interest Bearing Deposits with Banks	-	3,920	3,920	-	494

Investment Securities:
Available-for-sale	125,673	127,530	87,613	74,256	67,883
Held-to-maturity	9,250	9,250	9,250	9,250	9,250
Federal Home Loan Bank stock, at cost	10,511	14,485	12,700	6,492	5,982
Total investment securities	145,434	151,265	109,563	89,998	83,115

Loans held-for-sale	28,253	55,956	69,886	42,153	52,683

Loans:	1,624,484	1,609,978	1,605,477	936,608	892,213
Allowance for credit losses	(7,224)	(6,619)	(6,148)	(6,159)	(5,661)
Net loans	1,617,260	1,603,359	1,599,330	930,449	886,552

Accrued interest receivable	6,488	6,057	5,948	3,465	3,137

Bank premises and equipment, net	49,765	51,662	51,136	19,189	19,556

Other assets:
Goodwill	71,824	71,278	72,001	603	603
Bank owned life insurance	73,699	73,245	72,824	28,631	28,427
Other intangibles	12,282	13,116	13,972	1,743	1,849
Other assets	46,756	48,350	48,583	4,747	4,907
Total other assets	204,561	205,989	207,380	35,724	35,786
Total assets	$2,153,419	$2,182,249	$2,124,701	$1,149,950	$1,132,533

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Total transaction deposits	$618,299	$626,511	$566,378	$289,781	$280,316
Interest bearing non-transaction deposits	1,006,331	939,132	983,581	574,127	581,770
Total deposits	1,624,629	1,565,644	1,549,959	863,908	862,085
Borrowed funds	227,953	316,688	271,982	148,920	135,023
Other liabilities	7,287	10,447	11,051	4,869	5,112
Total liabilities	1,859,869	1,892,779	1,832,992	1,017,697	1,002,220
Shareholders' equity:
Common stock – $.01 par value	190	190	190	98	98
Additional paid-in capital	275,770	275,581	275,490	110,387	110,183
Retained earnings	18,131	14,152	16,429	22,049	20,166
Accumulated other comprehensive income/(loss), net	(541)	(453)	(401)	(281)	(134)
Total shareholders' equity	293,550	289,470	291,708	132,253	130,313
Total liabilities and shareholders' equity	$2,153,419	$2,182,249	$2,124,701	$1,149,950	$1,132,533

Capital Ratios - Howard Bancorp, Inc.
Tangible Capital	$209,444	$205,075	$205,735	$129,907	$127,861
Tier 1 Leverage (to average assets)	8.86%	8.76%	12.53%	11.70%	11.74%
Common Equity Tier 1 Capital (to risk weighted assets)	10.39%	10.24%	10.04%	12.77%	13.40%
Tier 1 Capital (to risk weighted assets)	10.39%	10.24%	10.04%	12.77%	13.40%
Total Capital Ratio (to risk weighted assets)	11.01%	10.83%	10.59%	13.72%	14.36%

ASSET QUALITY INDICATORS
Non-performing assets:
Total non-performing loans	$27,437	$28,672	$30,340	$13,188	$13,013
Real estate owned	4,097	4,115	5,135	1,549	2,133
Total non-performing assets	$31,534	$32,787	$35,475	$14,737	$15,146

Non-performing loans to total loans	1.69%	1.78%	1.89%	1.41%	1.46%
Non-performing assets to total assets	1.46%	1.50%	1.67%	1.28%	1.34%
ALLL to total loans	0.44%	0.41%	0.38%	0.66%	0.63%
ALLL to non-performing loans	26.33%	23.08%	20.26%	46.70%	43.50%

Unaudited Consolidated Statements of Income	FOR THE THREE MONTHS ENDED
(Dollars in thousands, except per share amounts)
	Sept 30,	June 30,	March 31,	December 31,	Sept 30,
	2018	2018	2018	2017	2017

Total interest income	$22,436	$21,165	$14,360	$11,338	$11,112
Total interest expense	3,789	3,284	2,213	1,482	1,357
Net interest income	18,647	17,881	12,147	9,856	9,755
Provision for credit losses	(696)	(1,425)	(1,120)	(800)	(491)
Net interest income after provision for credit losses	17,951	16,456	11,027	9,056	9,264

NON-INTEREST INCOME:
Service charges and other income	2,198	2,057	1,034	1,138	1,018
Mortgage banking income	1,658	3,560	3,670	3,531	4,086

Total non-interest income	3,856	5,616	4,704	4,669	5,104

NON-INTEREST EXPENSE:
Salaries and employee benefits	8,691	9,911	7,569	5,991	5,972
Occupancy expense	1,990	2,605	1,538	1,041	1,025
Marketing expense	540	1,104	1,005	1,116	991
FDIC insurance	430	261	153	177	180
Professional fees	743	716	306	522	606
Other real estate owned related expense	83	(4)	22	506	32
Merger and restructuring	(212)	5,698	9,975	189	378
Other	4,131	4,849	2,582	2,325	2,453
Total non-interest expense	16,396	25,141	23,151	11,866	11,637

Income/(loss) before income taxes	5,412	(3,069)	(7,419)	1,860	2,731

Income tax expense/(benefit)	1,432	(791)	(1,744)	(6)	1,018

NET INCOME/(LOSS)	$3,979	$(2,279)	$(5,675)	$1,865	$1,713

PRETAX INCOME EXCLUDING MERGER ITEMS	5,200	2,629	2,556	2,048	3,109

EARNINGS/LOSS) PER SHARE – Basic	$0.21	$(0.12)	$(0.43)	$0.19	$0.17
EARNINGS/(LOSS) PER SHARE – Diluted	$0.21	$(0.12)	$(0.43)	$0.19	$0.17

Average common shares outstanding – Basic	19,025,855	19,002,851	13,080,614	9,815,228	9,808,542
Average common shares outstanding – Diluted	19,035,192	19,002,851	13,080,614	9,858,809	9,854,822

PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.73%	-0.43%	-1.51%	0.66%	0.62%
Return on average common equity	5.43%	-3.16%	-12.32%	5.70%	5.32%
Net interest margin	3.91%	3.84%	3.55%	3.91%	3.76%
Efficiency ratio	72.86%	107.00%	137.38%	81.69%	78.32%
Tangible common equity	10.12%	9.78%	10.09%	11.32%	11.31%

Reconciliation of Non-GAAP measures presented in this release

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company's management uses non-GAAP financial measures, Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.

The Company recognizes interest income and interest expense from the amortization and/or accretion of purchase accounting fair value measures incurred in connection with the acquisition of First Mariner that are based upon customer activities and can create volatility in the reported NIM when measuring comparable periods. Following is a reconciliation of the core NIM results excluding the impact of net interest income recognized from purchase accounting adjustments and the GAAP basis information presented in this release:

(in thousands)

	2018			2017
	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Net Interest Income
As reported (1)	18,646	17,881	12,147	9,856	9,755	9,497	8,751

Purchase accounting adjustments on loans included in Interest Income	1,196	481	147	109	112	294	60

Net Interest Income excluding purchase accounting adjustments (2)	17,450	17,400	12,000	9,747	9,643	9,203	8,690

Average earning assets	1,890,093	1,868,241	1,387,967	1,052,979	1,029,918	1,009,123	963,743

NIM using net interest income

As Reported (1)	3.91%	3.84%	3.55%	3.71%	3.76%	3.77%	3.68%

Excluding Fair Value Loan Impact (2)	3.66%	3.74%	3.51%	3.67%	3.71%	3.66%	3.66%

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, 410-750-0020
Chief Financial Officer